UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2011

LKQ CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-50404	36-4215970
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

500 West Madison Street, Suite 2800 Chicago, IL		60661
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (312) 621-1950

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(b) As first announced in December 2010, Joseph M. Holsten, the Chairman of the Board and Co-Chief Executive Officer of LKQ Corporation (the “Company”), will resign effective as of 12:01 a.m. on January 1, 2012 from his officer position. Mr. Holsten will remain with us as Chairman of the Board and as a consultant regarding operational and strategic matters pursuant to his previously executed consulting agreement with the Company.

On December 22, 2011, the Compensation Committee of the Board of Directors approved a grant of 45,000 Restricted Stock Units (“RSUs”) under the Company’s 1998 Equity Incentive Plan (the “Equity Incentive Plan”) to Mr. Holsten in recognition of his contribution to the acquisition of Euro Car Parts Holdings Limited (“ECP”) as well as the additional efforts that will be required to manage and expand the ECP business. Each RSU converts into one share of LKQ common stock on the applicable vesting date. The grant will occur on the second Friday of January 2012, and on that date, 5,000 of the RSUs will vest and be issued. The remaining 40,000 RSUs will vest with respect to ten percent of the award approximately every six months following the grant date through the five year vesting period. In the event Mr. Holsten’s affiliation with the Company terminates (other than because of death or disability), all unvested RSUs will be forfeited. In the event of death or disability, all unvested RSUs become fully vested. RSU grants are subject to the full terms of the Equity Incentive Plan, which was included as an exhibit with our Form 8-K filed on April 26, 2011.

(c) As of January 1, 2012, Robert L. Wagman, our President and Co-Chief Executive Officer, will become our President and Chief Executive Officer.

(e) On December 22, 2011, the Compensation Committee of the Board of Directors modified or approved the following compensation plans, arrangements and awards for the named executive officers of the Company, effective as of January 1, 2012 (unless otherwise specified):

1.	Base salaries for 2012 were approved as set forth below.

	Current	2012
Robert L. Wagman, President and Chief Executive Officer	$475,000	$650,000
John S. Quinn, Executive Vice President and CFO	425,000	450,000
Walter P. Hanley, Senior Vice President of Development and Associate General Counsel	400,000	400,000
Victor M. Casini, Senior Vice President and General Counsel	400,000	400,000

2.	Minimum, target and maximum potential bonus percentages for the 2012 calendar year were approved as set forth below. The Compensation Committee will establish 2012 performance goals for the Company. The bonus award (if any) will be determined by multiplying the officer’s base salary by the bonus percentage that corresponds to performance goal achieved by the Company.

	Current	2012
Robert L. Wagman	40/50/120	50/75/150
John S. Quinn	35/50/110	35/50/110
Walter P. Hanley	35/50/110	35/50/110
Victor M. Casini	35/50/110	35/50/110

3.	Grants of RSUs under the Company’s Equity Incentive Plan were approved covering the number of shares set forth below. The grants will occur on the second Friday of January 2012. The 2012 RSU grant is composed of two tranches. The standard grant relates to the equity incentive grant typically made to our executive officers and key employees each January. The special grant was authorized in recognition of the officers’ contributions to the ECP acquisition as well as the additional efforts that will be required to manage and expand the ECP business. Each RSU converts into one share of LKQ common stock on the applicable vesting date. The RSUs in both tranches vest with respect to ten percent of the total number of RSUs subject to the awards approximately every six months following the grant date through the five year vesting period. In the event a named executive officer’s employment or other affiliation with the Company terminates (other than because of death or disability), all unvested RSUs will be forfeited. In the event of death or disability, all unvested RSUs become fully vested. RSU grants are subject to the full terms of the Equity Incentive Plan, which was included as an exhibit with our Form 8-K filed on April 26, 2011.

	Standard	Special	Total
Robert L. Wagman	50,000	40,000	90,000
John S. Quinn	35,000	12,500	47,500
Walter P. Hanley	32,000	12,500	44,500
Victor M. Casini	32,000	12,500	44,500

4.	Performance targets under the LKQ Corporation Long Term Incentive Plan (LTIP) were adopted for our executive officers for the performance period commencing as of January 1, 2012 and ending on December 31, 2014. The potential LTIP award of each executive officer is equal to the executive officer’s base salary at December 31, 2014 multiplied by a certain percentage. The percentage that will be used to calculate the award will depend upon the growth of our earnings per share, revenue and return on equity from the base year (2011) to the final year of the performance period (2014). The target growth rates for these three components are 45% to 60% for earnings per share, 30% to 45% for revenue, and 210 basis points to 300 basis points for return on equity. The Compensation Committee weighted each of the three components of the performance targets as follows: 47.5% for earnings per share growth; 47.5% for revenue growth; and 5.0% for return on equity growth. The following table sets forth the range of percentages of base salary that may be paid under the LTIP to each of our named executive officers (assuming the minimum target is achieved on all three components and assuming the maximum target is achieved on all three components, respectively). An award would also be payable under the LTIP if at least the minimum target is achieved on one or two of the components. The actual amount paid, if any, will depend on the actual growth of our earnings per share, total revenue and return on equity.

Robert L. Wagman	192.5% – 275%
John S. Quinn	175% – 250%
Walter P. Hanley	175% – 250%
Victor M. Casini	175% – 250%

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 28, 2011

LKQ CORPORATION

By	/S/ VICTOR M. CASINI

Victor M. Casini
Senior Vice President and General Counsel